MEAD JOHNSON REPORTS SECOND QUARTER
CONSTANT DOLLAR SALES GROWTH OF 10 PERCENT;
NARROWS FULL-YEAR EPS GUIDANCE

GLENVIEW, Ill., July 22, 2014 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter ended June 30, 2014.

•	Second quarter sales of $1,111.1 million increased five percent from $1,055.3 million in the prior-year quarter. Sales were up 10 percent on a constant dollar basis.

•	On a constant dollar sales basis, the Latin America segment grew 14 percent, the Asia segment grew 11 percent and the North America/Europe segment grew 4 percent.

•
GAAP net earnings of $0.84 per diluted share for the second quarter of 2014 were in line with the prior year. The impact from higher sales and a lower effective tax rate was offset by higher dairy input costs, foreign exchange impacts, increased investments in demand creation and mark-to-market pension accounting (“MTM”) adjustments for certain employee benefit plans.

•	Non-GAAP (1) net earnings were $0.88 per diluted share for the second quarter of 2014, a slight increase from the $0.87 per diluted share earned in the second quarter of 2013.

•
For the full year, Mead Johnson now expects GAAP EPS guidance, excluding any further pension MTM adjustments, to be in the range of $3.59 to $3.66 per diluted share, as compared to the previously reported range of $3.54 to $3.66 per diluted share. Non-GAAP EPS, which excludes Specified Items,(1) is expected to be in the range of $3.65 to $3.72 per diluted share, as compared to the previously reported range of $3.60 to $3.72 per diluted share.

(1) For the definition of Specified Items and a reconciliation of GAAP and non-GAAP results, see “Non-GAAP Financial Measures” on the schedule titled “Supplemental Financial Information” included in this release.

“We are pleased with our overall performance in the second quarter,” said Chief Executive Officer Kasper Jakobsen. “Constant dollar sales grew by double digits again this quarter. Growth in Asia remained strong across most markets, including our biggest business in China/Hong Kong. Our North America/Europe segment continued to show growth and helped us offset a relatively weaker quarter in Latin America, where we were challenged to fully offset currency weakness with higher prices. As expected and discussed in our last earnings call, higher dairy costs put pressure on gross margin and limited earnings growth for the quarter. Despite pressure on our margin, we continued to invest in advertising and promotion at record levels. This demonstrates our commitment to our longer-term growth ambition and we still managed to grow year-to-date non-GAAP earnings per share by eight percent.”

Second Quarter Results
Sales for the second quarter of 2014 were $1,111.1 million, up five percent from $1,055.3 million a year ago. Constant dollar sales increased 10 percent; five percent from volume and five percent from price. Foreign exchange adversely impacted sales growth by five percent. Price increases in Venezuela and Argentina added one percent to total company growth. The impact of higher sales was offset by a lower gross margin attributed to higher dairy costs, unfavorable foreign exchange, the impact of pension MTM adjustments and increased investments in demand creation. Earnings before interest and income taxes (“EBIT”) totaled $244.9 million, compared to $246.8 million in the prior-year quarter.
The company’s effective tax rate (“ETR”) was 23.3 percent in the second quarter, compared to 26.0 percent in the prior-year quarter. The ETR improvement was primarily due to a change in geographic earnings mix.
Net earnings attributable to shareholders totaled $171.4 million on a GAAP basis, or $0.84 per diluted share, in the second quarter of 2014, compared to $172.0 million, or $0.84 per diluted share, in the prior-year quarter.
On a non-GAAP basis, which excludes Specified Items, net earnings attributable to shareholders totaled $179.2 million, or $0.88 per diluted share, for the second quarter of 2014, up one percent from $177.9 million, or $0.87 per diluted share, for the same quarter a year ago.

Second Quarter Segment Results
The Asia segment reported sales of $575.6 million for the second quarter of 2014, up eight percent from $534.2 million in the prior-year quarter. Constant dollar sales increased 11 percent; six percent from volume and five percent from price. Foreign exchange adversely impacted sales growth by three percent. The impact of higher sales was offset by lower gross margin attributed to higher dairy input costs, a stronger U.S. dollar, start-up expenses associated with the new spray drying plant in Singapore (“Singapore Start-Up Expenses”), and increased investments in demand creation. EBIT for the Asia segment totaled $195.9 million in the second quarter of 2014, up from $192.0 million for the same quarter a year ago.
The Latin America segment reported sales of $224.4 million for the second quarter of 2014, up one percent from $223.2 million in the same period of the prior year. Constant dollar sales increased 14 percent; eight percent from price and six percent from volume. Foreign exchange adversely impacted sales growth by 13 percent. Higher prices in Venezuela and Argentina added seven percent to the segment's growth, but were not sufficient to offset the impact of significant devaluation in both local currencies. Volume gains were broad-based across the region, except for declines seen in these two markets. Higher sales for the segment were partially offset by higher dairy costs, unfavorable foreign exchange and additional investments in demand creation. EBIT for the Latin America segment totaled $53.4 million in the second quarter of 2014, up from $47.6 million for the same quarter a year ago.
The North America/Europe segment reported sales of $311.1 million for the second quarter of 2014, up four percent from $297.9 million in the second quarter of 2013. Constant dollar and reported U.S. dollar sales increased four percent; three percent from price and one percent from volume. Growth was driven by continued market share gains in North America. Higher sales were more than offset by higher dairy input costs and increased investments particularly in the U.S., with efforts to build the children's nutrition business. EBIT for the North America/Europe segment totaled $68.0 million in the second quarter of 2014, compared to $75.0 million in the second quarter a year ago.
Corporate and Other expenses for the second quarter of 2014 were $72.4 million compared to $67.8 million in the second quarter of 2013. The increase in expenses was mainly due to current year actuarial losses compared to prior year actuarial gains related to certain employee pension benefit plans.

Six-Month Results
Sales for the six months ended June 30, 2014 were $2,224.4 million, up six percent from $2,093.2 million a year ago. Constant dollar sales increased 11 percent; six percent from volume and five percent from price. Foreign exchange adversely impacted sales growth by five percent. Price increases in Venezuela and Argentina added two percent to total company growth. The impact of higher sales was offset by the impact of pension MTM adjustments, foreign exchange impacts, increased investments in demand creation and lower gross margin. The gross margin decline was primarily due to higher dairy costs and Singapore Start-Up Expenses. Earnings before interest and income taxes (“EBIT”) totaled $536.1 million, up from $520.3 million in the first half of 2013.
The effective tax rate for the first half of 2014 was 24.5 percent as compared to 26.4 percent a year ago. The lower ETR was primarily due to a change in geographic earnings mix.
Net earnings attributable to shareholders for the first six months of 2014 totaled $373.8 million, or $1.84 per diluted share, up from $360.0 million, or $1.77 per diluted share, for the same prior-year period.
On a non-GAAP basis, which excludes Specified Items, net earnings attributable to shareholders totaled $385.3 million, or $1.90 per diluted share, in the first half of 2014, up eight percent from $357.8 million, or $1.76 per diluted share, in the first half of 2013.

Six-Month Segment Results
Sales in the Asia segment for the first six months of 2014 were $1,168.3 million, up seven percent from $1,088.4 million in the first half of 2013. Constant dollar sales increased 10 percent; six percent from volume and four percent from price. Foreign exchange adversely impacted sales growth by three percent.

Growth was driven by share gains in many markets. The impact of higher sales was partially offset by a lower gross margin attributed to higher dairy costs, Singapore Start-Up Expenses and increased investments in demand creation. EBIT for the segment totaled $437.2 million in the first six months of 2014, up from $413.6 million in the year-ago period.
Sales in the Latin America segment for the first six months of 2014 were $436.8 million, up three percent from $424.3 million in the first half of 2013. Constant dollar sales increased 17 percent; 10 percent from price and seven percent from volume. Foreign exchange adversely impacted sales growth by 14 percent. Higher prices in Venezuela and Argentina added eight percent to the segment's growth, but were not sufficient to offset the impact of significant devaluation in both local currencies. Volume gains were broad-based across the region, except for declines seen in these two markets. Higher sales for the segment were partially offset by higher dairy input costs and additional investments in demand creation. EBIT for the segment totaled $100.0 million in the first six months of 2014, up from $94.6 million in the year-ago period.
The North America/Europe segment reported sales of $619.3 million for the first six months of 2014, up seven percent from $580.5 million in the first half of 2013. Constant dollar and reported U.S. dollar sales increased seven percent; four percent from volume and three percent from price. Volume growth was driven by market share gains in our core infant formula business and an expanding children's nutrition business. Gross margin improved primarily due to pricing gains. EBIT totaled $134.1 million for the first six months of 2014, up from $127.9 million in the same period of the prior year.
Corporate and Other expenses for the first six months of 2014 were $135.2 million compared to $115.8 million in the first half of 2013. The increase in expenses was mainly due to current year actuarial losses as compared to prior year actuarial gains related to certain employee pension benefit plans.

Cash Related Items
As of June 30, 2014 cash and cash equivalents were approximately $1.6 billion compared to $1.1 billion as of December 31, 2013. During the second quarter, the company issued and sold $500 million of 4.6% senior notes maturing in June 2044. This new debt was issued in advance of the maturity of the $500 million of 3.5% notes due November 2014. The company will fully redeem the 2014 notes in the third quarter.

Outlook for 2014
“With our strong sales growth in the first half of 2014, we now anticipate our annual constant dollar sales growth will be no less than nine percent, up from our prior guidance of approximately eight percent,” Mr. Jakobsen said. “We will continue to invest in demand creation in line with our strategy, despite foreign exchange pressure. With strong first half results and higher confidence in our outlook, we have raised the low end of guidance and now expect full-year non-GAAP EPS to be in the range of $3.65 to $3.72 per diluted share.”

Conference Call Scheduled
Mead Johnson will host a conference call at 8:00 a.m. CDT today, during which company executives will review second quarter and first-half financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at http://investors.meadjohnson.com. Security analysts and investors wishing to participate by telephone should call (877) 359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through midnight CDT Tuesday, July 29, 2014, by calling (855) 859-2056 or outside of North America +1-404-537-3406, pass code: 66218573. The replay will also be available at http://investors.meadjohnson.com.

About Mead Johnson
Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company's mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world's leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company's products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC (3) program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

(3) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013(a)	2014	2013(a)
NET SALES	$1,111.1	$1,055.3	$2,224.4	$2,093.2
Cost of Products Sold	426.8	382.0	832.5	767.0
GROSS PROFIT	684.3	673.3	1,391.9	1,326.2
Operating Expenses:
Selling, General and Administrative	242.3	223.4	475.2	430.5
Advertising and Promotion	174.6	167.6	330.3	312.1
Research and Development	26.7	24.8	53.8	47.3
Other (Income)/Expense – net	(4.2)	10.7	(3.5)	16.0
EARNINGS BEFORE INTEREST AND INCOME TAXES	244.9	246.8	536.1	520.3

Interest Expense – net	15.3	12.4	27.7	26.6
EARNINGS BEFORE INCOME TAXES	229.6	234.4	508.4	493.7

Provision for Income Taxes	53.5	61.0	124.5	130.3
NET EARNINGS	176.1	173.4	383.9	363.4
Less Net Earnings Attributable to Noncontrolling Interests	4.7	1.4	10.1	3.4
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$171.4	$172.0	$373.8	$360.0

Earnings per Share*– Basic
Net Earnings Attributable to Shareholders	$0.85	$0.85	$1.85	$1.77
Earnings per Share*– Diluted
Net Earnings Attributable to Shareholders	$0.84	$0.84	$1.84	$1.77

Weighted Average Shares – Diluted	202.7	203.2	202.5	203.2
Dividends Declared per Share	$0.375	$0.340	$0.750	$0.680

(a) See the company's Form 10-Q for the second quarter of 2014 for details regarding the impact of changes to pension accounting.

*The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	June 30, 2014	December 31, 2013 (a)
CURRENT ASSETS:
Cash and Cash Equivalents	$1,586.3	$1,050.8
Receivables – net of allowances of $11.5 and $6.5, respectively	418.2	384.4
Inventories	574.7	534.8
Deferred Income Taxes – net of valuation allowance	87.6	75.3
Income Taxes Receivable	33.8	15.9
Prepaid Expenses and Other Assets	71.6	56.9
Total Current Assets	2,772.2	2,118.1
Property, Plant, and Equipment – net	884.7	867.5
Goodwill	175.4	196.8
Other Intangible Assets – net	82.4	97.5
Deferred Income Taxes – net of valuation allowance	54.2	37.0
Other Assets	143.6	157.2
TOTAL	$4,112.5	$3,474.1
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$3.5	$2.0
Accounts Payable	543.0	566.8
Dividends Payable	76.5	69.3
Current Portion of Long-Term Debt	502.2	505.6
Accrued Expenses	203.2	220.0
Accrued Rebates and Returns	333.5	314.9
Deferred Income – current	11.9	46.6
Income Taxes – payable and deferred	69.9	56.1
Total Current Liabilities	1,743.7	1,781.3
Long-Term Debt	1,502.1	1,009.1
Deferred Income Taxes – noncurrent	13.0	15.3
Pension and Other Post-employment Liabilities	170.7	161.8
Other Liabilities	178.8	156.4
Total Liabilities	3,608.3	3,123.9
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	56.5	49.7

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 207.5 and 206.8 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(686.1)	(721.5)
Retained Earnings	1,641.9	1,432.3
Treasury Stock – at cost	(388.7)	(351.9)
Accumulated Other Comprehensive Loss	(135.1)	(69.2)
Total Shareholders’ Equity	434.1	291.8
Noncontrolling Interests	13.6	8.7
Total Equity	447.7	300.5
TOTAL	$4,112.5	$3,474.1

(a) See the company's Form 10-Q for the second quarter of 2014 for details regarding the impact of changes to pension accounting.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Six Months Ended June 30,
	2014	2013(a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$383.9	$363.4
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	44.2	41.7
Other	26.7	43.6
Changes in Assets and Liabilities	(103.7)	(46.0)
Payments for Settlement of Interest Rate Forward Swaps	(45.0)	—
Pension and Other Post-employment Benefits Contributions	(2.1)	(2.9)
Net Cash Provided by Operating Activities	304.0	399.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(94.8)	(117.0)
Proceeds from Sale of Property, Plant and Equipment	0.3	1.6
Proceeds from/(Investment in) Other Companies	4.0	(1.3)
Net Cash Used in Investing Activities	(90.5)	(116.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	3.2	5.3
Repayments of Short-term Borrowings	(1.3)	(128.1)
Repayments of Notes Payable	—	(10.8)
Payments of Dividends	(144.7)	(129.9)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	20.3	18.8
Purchases of Treasury Stock	(34.6)	(60.6)
Long-term Debt Borrowings, net of original issue discount and expenses paid	492.3	—
Distributions to Noncontrolling Interests	(4.4)	(4.9)
Net Cash Used in Financing Activities	330.8	(310.2)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(8.8)	(11.1)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	535.5	(38.2)
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,050.8	1,042.1
End of Period	$1,586.3	$1,003.9

(a) See the company's Form 10-Q for the second quarter of 2014 for details regarding the impact of changes to pension accounting.

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

	Three Months Ended June 30,				% Change		% Change Due to
Net Sales	2014	% of Total	2013	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$575.6	52%	$534.2	51%	8%	11%	6%	5%	(3)%
Latin America	224.4	20%	223.2	21%	1%	14%	6%	8%	(13)%
North America/Europe	311.1	28%	297.9	28%	4%	4%	1%	3%	—%
Net Sales	$1,111.1	100%	$1,055.3	100%	5%	10%	5%	5%	(5)%

Earnings Before Interest and Income Taxes (EBIT)	2014	EBIT % of Sales	2013(a)	EBIT % of Sales	% Change
Asia	$195.9	34%	$192.0	36%	2%
Latin America	53.4	24%	47.6	21%	12%
North America/Europe	68.0	22%	75.0	25%	(9)%
Corporate and Other	(72.4)		(67.8)		(7)%
EBIT	$244.9	22%	$246.8	23%	(1)%

	Six Months Ended June 30,				% Change		% Change Due to
Net Sales	2014	% of Total	2013	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$1,168.3	52%	$1,088.4	52%	7%	10%	6%	4%	(3)%
Latin America	436.8	20%	424.3	20%	3%	17%	7%	10%	(14)%
North America/Europe	619.3	28%	580.5	28%	7%	7%	4%	3%	—%
Net Sales	$2,224.4	100%	$2,093.2	100%	6%	11%	6%	5%	(5)%

Earnings Before Interest and Income Taxes (EBIT)	2014	EBIT % of Sales	2013(a)	EBIT % of Sales	% Change
Asia	$437.2	37%	$413.6	38%	6%
Latin America	100.0	23%	94.6	22%	6%
North America/Europe	134.1	22%	127.9	22%	5%
Corporate and Other	(135.2)		(115.8)		(17)%
EBIT	$536.1	24%	$520.3	25%	3%

(a) See the company's Form 10-Q for the second quarter of 2014 for details regarding the impact of changes to pension accounting.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, which may include non-GAAP net sales, gross profit, certain components of operating expenses including selling, general and administrative, research and development and other expenses/(income)-net, EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining the above listed non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect. The above listed non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended June 30, 2014					Three Months Ended June 30, 2013
		Specified Items (b)					Specified Items (b)
	GAAP	Mark-to-Market Pension	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP	GAAP (a)	Mark-to-Market Pension	Admin Penalty (China)	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP (a)
NET SALES	$1,111.1				$1,111.1	$1,055.3					$1,055.3
Cost of Products Sold	426.8	(2.5)	—	—	424.3	382.0	1.6	—	—	—	383.6
GROSS PROFIT	684.3	2.5	—	—	686.8	673.3	(1.6)	—	—	—	671.7
GROSS MARGIN %	61.6%	0.2%	—%	—%	61.8%	63.8%	(0.1)%	—%	—%	—%	63.7%

Operating Expenses:
Selling, General and Administrative	242.3	(3.9)	(4.4)	(0.2)	233.8	223.4	2.5	(0.2)	—	(0.6)	225.1
Advertising and Promotion	174.6	—	—	—	174.6	167.6	—		—	—	167.6
Research and Development	26.7	(0.7)	—	—	26.0	24.8	0.6		—	—	25.4
Other (Income)/Expense – net	(4.2)	—	—	—	(4.2)	10.7	—	(7.2)	—	—	3.5
EARNINGS BEFORE INTEREST AND INCOME TAXES	244.9	7.1	4.4	0.2	256.6	246.8	(4.7)	7.4	—	0.6	250.1
EBIT as a % of Sales	22.0%	0.6%	0.4%	—%	23.1%	23.4%	(0.4)%	0.7%	—%	0.1%	23.7%

Interest Expense – net	15.3	—	—	—	15.3	12.4	—	—	—	—	12.4
EARNINGS BEFORE INCOME TAXES	229.6	7.1	4.4	0.2	241.3	234.4	(4.7)	7.4	—	0.6	237.7

Provision for Income Taxes	53.5	2.4	1.4	0.1	57.4	61.0	(1.8)	(0.9)	—	0.1	58.4
Effective Tax Rate	23.3%	0.3%	0.2%	—%	23.8%	26.0%	(0.2)%	(1.2)%	—%	—	24.6%

NET EARNINGS	176.1	4.7	3.0	0.1	183.9	173.4	(2.9)	8.3	—	0.5	179.3
Less Net Earnings Attributable to Noncontrolling Interests	4.7	—	—	—	4.7	1.4	—	—	—	—	1.4
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$171.4	$4.7	$3.0	$0.1	$179.2	$172.0	$(2.9)	$8.3	$—	$0.5	$177.9
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$0.84	$0.02	$0.02	$—	$0.88	$0.84	$(0.01)	$0.04	$—	$—	$0.87

(a) See the company's Form 10-Q for the second quarter of 2014 for details regarding the impact of changes to pension accounting.
(b) All Specified Items are included in Corporate and Other.

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Six Months Ended June 30, 2014					Six Months Ended June 30, 2013
		Specified Items (b)					Specified Items (b)
	GAAP	Mark-to-Market Pension	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP	GAAP (a)	Mark-to-Market Pension	Admin Penalty (China)	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP (a)
NET SALES	$2,224.4				$2,224.4	$2,093.2					$2,093.2
Cost of Products Sold	832.5	(2.5)	—	—	830.0	767.0	6.8	—	—	—	773.8
GROSS PROFIT	1,391.9	2.5	—	—	1,394.4	1,326.2	(6.8)	—	—	—	1,319.4
GROSS MARGIN %	62.6%	0.1%	—%	—%	62.7%	63.4%	(0.4)%	—%	—%	—%	63.0%

Operating Expenses:
Selling, General and Administrative	475.2	(3.9)	(10.1)	(0.3)	460.9	430.5	11.0	(0.2)	—	(2.0)	439.3
Advertising and Promotion	330.3	—	—	—	330.3	312.1	—	—	—	—	312.1
Research and Development	53.8	(0.7)	—	—	53.1	47.3	2.1	—	—	—	49.4
Other (Income)/Expense – net	(3.5)	—	—	—	(3.5)	16.0	—	(7.2)	(0.2)	—	8.6
EARNINGS BEFORE INTEREST AND INCOME TAXES	536.1	7.1	10.1	0.3	553.6	520.3	(19.9)	7.4	0.2	2.0	510.0
EBIT as a % of Sales	24.1%	0.3%	1.5%	—%	24.9%	24.9%	(1.0)%	0.4%	—%	0.1%	24.4%

Interest Expense – net	27.7	—	—	—	27.7	26.6	—	—	—	—	26.6
EARNINGS BEFORE INCOME TAXES	508.4	7.1	10.1	0.3	525.9	493.7	(19.9)	7.4	0.2	2.0	483.4

Provision for Income Taxes	124.5	2.4	3.5	0.1	130.5	130.3	(7.4)	(0.9)	—	0.2	122.2
Effective Tax Rate	24.5%	0.1%	0.2%	—%	24.8%	26.4%	(0.5)%	(0.5)%	(0.1)%	—%	25.3%

NET EARNINGS	383.9	4.7	6.6	0.2	395.4	363.4	(12.5)	8.3	0.2	1.8	361.2
Less Net Earnings Attributable to Noncontrolling Interests	10.1	—	—	—	10.1	3.4	—	—	—	—	3.4
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$373.8	$4.7	$6.6	$0.2	$385.3	$360.0	$(12.5)	$8.3	$0.2	$1.8	$357.8
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$1.84	$0.02	$0.04	$—	$1.90	$1.77	$(0.06)	$0.04	$—	$0.01	$1.76

(a) See the company's Form 10-Q for the second quarter of 2014 for details regarding the impact of changes to pension accounting.
(b) All Specified Items are included in Corporate and Other.
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Contacts:
Investors:    Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com
Media:         Christopher Perille, (847) 832-2178, chris.perille@mjn.com
Address:     2701 Patriot Boulevard, Glenview, Illinois 60026